June 30, 2026

Mr. Max Hooper PhD and

Mr. A.J. Ripin

Tokenova Worldwide, Inc.

6555 Sanger Road, Suite 100

Orlando, Florida 32827

Re: Regulation A Offering – Tokenova Worldwide, Inc.

Dear Messrs. Hooper and Ripin:

We have acted as counsel to Tokenova Worldwide, Inc., a Nevada corporation (the “Company”), in connection with the filing of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale (the “Offering”) by the Company of up to a maximum of seventy-five million U.S. dollars ($75,000,000) in Series A Preferred Stock shares (the “Series A Preferred Shares”). We assume that the Series A Preferred Shares of the Company will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a “Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Series A Preferred Shares.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Domestic Corporation Charter of the Company; the Amended and Restated Articles of Incorporation of the Company; the Bylaws of the Company; and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Series A Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the corporate law of the State of Nevada and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Series A Preferred Shares. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention, and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

Red Rock Securities Law, Inc.

/s Thomas P. DeJong

Thomas P. DeJong, Attorney